Exhibit 10.30

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”) is entered into by and between Blucora, Inc. (the “Company”) and Davinder Athwal (“Executive”), effective as of January 6, 2020, the date both Parties execute this Agreement (“Effective Date”). The Company and Executive are referred to herein individually, as a “Party” and collectively, as the “Parties.” Defined terms not defined in this Agreement have the meaning set forth in the Employment Agreement (as defined below).

WHEREAS, Executive has been employed by the Company as its Chief Financial Officer (“CFO”);

WHEREAS, Executive executed an Employment Agreement with the Company effective as of February 14, 2018 (“Employment Agreement”), which certain provisions shall survive Executive’s termination and this Agreement and be in full force and effect as set forth in Section 7 of this Agreement;

WHEREAS, Executive voluntarily resigns his employment and all job and officer positions as of January 2, 2020, and Executive’s employment shall terminate effective January 31, 2020 (the “Separation Date”);

WHEREAS, Executive agrees to make himself available following the Separation Date to provide transition services to the Company through the Severance Period (defined below in Section 2(a));

WHEREAS, the Parties desire to set forth Executive’s separation benefits and obligations and to finally, fully and completely resolve all matters arising from or during Executive’s employment and separation from employment, any benefits, bonuses and compensation connected with such employment and all other disputes and matters that the Parties may have for any reason; and

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. End of Executive’s Employment and Transition.

(a) Separation Date. The Parties agree that Executive’s employment with the Company shall terminate on the Separation Date. Executive resigns all of Executive’s positions with the Company, including all officer positions, terminate effective as of the Separation Date. Executive shall execute all documents and take such further steps as may be required to effectuate such resignation(s). Executive shall not perform any work except as set forth in this Agreement, and shall not make any representations or execute any documents, or take any other actions, on behalf of the Company as of the Separation Date. The Company shall pay Executive for the Accrued Obligations in accordance with the Employment Agreement.

(b) Transition. Notwithstanding the foregoing and in addition to Executive’s cooperation obligations set forth in Section 10 of the Employment Agreement, Executive agrees to cooperate fully and provide assistance during the Severance Period, as requested by the Company, in the orderly transitioning of Executive’s duties and responsibilities to such other persons as the Company shall designate and agrees to thoroughly and diligently perform those duties and actions which are necessary or appropriate to cause such orderly transition. Executive agrees to: (i) fully inform the Company and Executive’s successors of all activities in which Executive was involved prior to the Separation Date and of the status of any projects; (ii) at the Company’s sole election, either sign the Company’s Form 10-K (as the former principal financial officer) and all corresponding certificates as the Company’s principal financial officer or provide certifications for necessary disclosures or to support necessary disclosures; (iii) transfer or otherwise make available to Executive’s successors or others designated by the Company to the extent possible, all of Executive’s knowledge and experience regarding Executive’s duties; (iv) accomplish a smooth transition of Executive’s responsibilities to Executive’s successors; (v) comply with the Company’s codes of conduct and employee handbooks, and this Agreement, (vi) not take any action contrary to the goodwill, reputation, and ongoing business of the Company including not making any disparaging comments regarding the Company or its officers, directors, executives, shareholders or employees; and (vii) take all steps necessary to maintain, and in no way act to hinder, the foregoing duties (collectively, the “Transition Services”). Executive shall not receive any compensation for the Transition Services other than the compensation and benefits provided for in this Agreement.

(c) Equity Awards. All vesting under all equity awards granted pursuant to the Blucora, Inc. 2015 Incentive Plan, the Blucora, Inc. 2018 Long-Term Incentive Plan or any other equity compensation plan shall cease as of the Separation Date. All awards (or any portions thereof) that have not vested as of the Separation Date shall be forfeited in accordance with the terms and conditions of the award agreements granting such equity awards. To the extent vested and not otherwise forfeited, Executive’s rights and obligations shall be governed by the terms and conditions of the award agreements granting such equity awards.

(d) Accrued Obligations. Regardless of whether Executive executes this Agreement, the Company shall pay Executive the Accrued Obligations as set forth in Section 6(b) of the Employment Agreement. The Accrued Obligations include any unpaid Base Salary earned through the Separation Date, payment of any unpaid bonus compensation earned through the Separation Date (which is approximately the amount of $520,000 less taxes and withholdings and which will be paid around February 7, 2020), and reimbursement for business expenses in accordance with Company policy.

2. Consideration. Provided that Executive fully complies with this Agreement and the Surviving Provisions (defined in Section 7), and does not revoke this Agreement under Section 16, in consideration of Executive’s execution of this Agreement and promises herein, including, without limitation, the release of claims set forth in Section 3, the Company shall provide for the following payments and benefits:

(a) Severance Payments. The Company agrees to pay Executive an aggregate amount equal to $626,000 (the “Severance Payments”), less applicable payroll taxes and withholdings, payable in three (3) equal installment payments, with the first payment payable on the 8th day after the Effective Date, the second payment payable on or before July 15, 2020 and the last payment payable on or before December
31, 2020. In addition, the Company shall pay Executive’s legal counsel, Mark Lazarz of Shellist, Lazarz and Slobin, the amount of $90,000 (the “Attorney Fees”), which shall be paid on the same date as the first installment to be paid to Executive, for which a Form 1099-MISC will be issued to each of Executive and Lazarz. Lazarz shall provide the Company a completed W-9 before any amount shall be paid. The period from the Effective Date through December 31, 2020 is referred to as the “Severance Period”.

(b) COBRA Reimbursements. During the Severance Period following the Separation Date, the Company shall reimburse Executive for the monthly premium for health benefit coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) paid by Executive for himself and his eligible dependents for COBRA coverage under the Company’s group health plan (the “COBRA Reimbursements,” together with the Severance Payments and Attorney Fees, the “Severance Benefits”). Notwithstanding the foregoing, if the Company’s providing the COBRA Reimbursements under this Section 2(b) would result in the imposition of excise taxes, penalties or similar charges on the Company or any of its subsidiaries, affiliates or successors, including, without limitation, under Section 4980D of the Code or otherwise violate the nondiscrimination rules applicable to non-grandfathered plans, or would result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and the related regulations and guidance promulgated thereunder (the “ACA”), the Company shall reform this Section 2(b) in a manner as is necessary to comply with the nondiscrimination requirement, the ACA, or other applicable law, as applicable, which may include eliminating the benefits provided hereunder. The COBRA Reimbursements shall be paid to Executive by the last day of the month immediately following the month in which Executive timely remits the premium payment. The Company will provide Executive under separate cover at Executive’s home address, information necessary and as required by law regarding the election of COBRA. Executive’s rights and the Company’s obligations for COBRA Reimbursements shall cease immediately upon the earlier of (i) the date Executive becomes eligible to receive substantially similar coverage from another employer, whether or not Executive actually receives such coverage, or (ii) the date Executive is no longer eligible to receive COBRA continuation coverage, and Executive shall immediately notify the Company upon the occurrence of such event.

Executive acknowledges and agrees that, but for this Agreement, Executive is not otherwise entitled to the consideration set forth in this Section 2. The amounts payable pursuant to this Section 2 shall not be treated as compensation under the Company’s 401(k) plan or any other retirement plan. In the event Executive fails to timely execute this Agreement, or revokes this Agreement, Executive shall not be entitled to any of the amounts in this Section 2. Other than the consideration provided for in this Agreement, Executive shall not be entitled to any additional compensation, bonuses, severance pay, payments, grants, options or benefits under the Employment Agreement, any other agreement or any benefit plan, long term incentive plan, short term incentive plan, severance pay plan or bonus or incentive program established by the Company.

3. Release. In consideration of the promises of the Company provided herein, including, the consideration provided for in Section 2 and other consideration provided for in this Agreement, that being good and valuable consideration, the receipt, adequacy and sufficiency of which Executive acknowledges, Executive, on Executive’s own behalf and on behalf of Executive’s agents, administrators, representatives, executors, successors, heirs, devisees and assigns (collectively, the “Executive Releasing Parties”) hereby fully and forever waives, releases, extinguishes and discharges the Company, Avantax Wealth Management, Tax Act and their shareholders, their affiliates, subsidiaries and each of their respective past, present and future parents, owners, officers, directors, shareholders, members, executives, employees, consultants, independent contractors, partners, agents, attorneys, advisers, insurers, fiduciaries, employee benefit plans, representatives, successors and assigns (each, a “Company Released Party” and collectively, the “Company Released Parties”), jointly and severally, from any and all claims, rights, demands, debts, obligations, losses, causes of action, suits, controversies, setoffs, affirmative defenses, counterclaims, third party actions, damages, penalties, costs, expenses, attorneys’ fees, liabilities and indemnities of any kind or nature whatsoever (collectively, the “Claims”), whether known or unknown, suspected or unsuspected, accrued or unaccrued, whether at law, equity, administrative, statutory or otherwise, and whether for injunctive relief, back pay, front pay, fringe benefits, equity, reinstatement, reemployment, compensatory damages, punitive damages, or any other kind of damages, which any of Executive Releasing Parties have, had or may have against any of the Company Released Parties relating to or arising out of any matter arising on or before the date this Agreement is executed by Executive. Such released Claims include, without limitation, all Claims arising from or relating to Executive’s employment with the Company or the termination of that employment relationship or any circumstances related thereto, or any other agreement, matter, cause or thing whatsoever, including without limitation all Claims arising under or relating to Executive’s employment, the Employment Agreement, equity, compensation, bonuses, benefits, payments, or any other benefits or payments Executive may or may not have received during Executive’s employment with the Company, all Claims relating to any other claimed payments, employment contracts or benefits, all Claims arising from or relating to Executive’s performance of services for the Company and any of its affiliates during Executive’s employment with the Company, including without limitation all Claims arising at law or equity or sounding in contract (express or implied) or tort, Claims arising by statute, common law or otherwise, Claims arising under any federal, state, county or local laws, of any jurisdiction, including Claims for wrongful discharge, libel, slander, breach of express or implied contract or implied covenant of good faith and fair dealing, Claims for alleged fraud, concealment, unjust enrichment, negligence, negligent misrepresentation, promissory estoppel, quantum meruit, intentional or negligent infliction of emotional distress, violation of public policy, and Claims for discrimination, retaliation, sexual harassment and Claims arising under any laws that prohibit age, sex, sexual orientation, race, national origin, color, disability, religion, veteran, workers’ compensation or any other form of discrimination, harassment, or retaliation, including, without limitation, Claims under the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §1981, the Civil Rights Act of 1991, the Civil Rights Act of 1866 and/or 1871, the Equal Pay Act of 1963, the Lilly Ledbetter Fair Pay Act of 2009, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act of 1993, the Occupational Safety and Health Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the Genetic Information Nondiscrimination Act, the Patient Protection and Affordable Care Act of 2010, the National Labor Relations Act, the Labor Management Relations Act, the Immigration Reform and Control Act, the Pennsylvania Labor Relations Act, the Pennsylvania Wage Payment and Collection Law, the Pennsylvania Human Relations Act, the Pennsylvania Minimum Wage Act, the Pennsylvania Equal Pay Law, the Pennsylvania Workers’ Compensation Act, any statute or laws of the State of Pennsylvania, any statute or laws of the State of Texas (including but not limited to the Texas Labor Code), any other federal, state, local, municipal or common law whistleblower, discrimination or anti-retaliation statute law or ordinance, and any other Claims arising under state, federal, local, municipal or common law, as well as any expenses, costs or attorneys’ fees. Except as required by law, Executive agrees that Executive will not commence, maintain, initiate, or prosecute, or cause, encourage, assist, volunteer, advise or cooperate with any other person to commence, maintain, initiate or prosecute, any action, lawsuit, proceeding, charge, petition, complaint or Claim before any court, agency or tribunal against the Company or any of the Company Released Parties arising from, concerned with, or otherwise relating to, in whole or in part, Executive’s employment, the terms and conditions of Executive’s employment, or Executive’s separation from employment with the Company or any of the matters or Claims discharged and released in this Agreement. This release shall not apply to any of the Company’s obligations under this Agreement.

4. No Interference. Nothing in this Agreement or the Surviving Provisions is intended to interfere with Executive’s right to report possible violations of federal, state or local law or regulation to any governmental or law enforcement agency or entity, or to make other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Executive further acknowledges that nothing in this Agreement is intended to interfere with Executive’s right to file a claim or charge with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission (the “EEOC”), any state human rights commission, or any other government agency or entity. In making such disclosures, Executive need not seek prior authorization from the Company, and is not required to notify the Company of any such reports, disclosures or conduct. However, by executing this Agreement, Executive hereby waives the right to recover any damages or benefits in any proceeding Executive may bring before the EEOC, any state human rights commission, or any other government agency or entity or in any proceeding brought by the EEOC, any state human rights commission, or any other government agency or entity on Executive’s behalf with respect to any Claim released in this Agreement; except that Executive may receive bounty money awarded by the U.S. Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934 or any similar provision.

5. Known Violations. Executive represents and warrants that Executive is not aware of any illegal acts committed by or on behalf of the Company and represents that if Executive is or had been aware of any such conduct, that Executive has properly reported the same to the Company’s CEO or Chief Legal Officer in writing. Executive further represents and warrants that Executive is not aware of any (i) violations, allegations or claims that the Company has violated any federal, state, local or foreign law or regulation of any kind, or (ii) any facts, basis or circumstances relating to any alleged violations, allegations or claims that the Company has violated any federal, state, local or foreign law or regulation of any kind. If Executive learns of any such information, Executive shall immediately inform the Company’s CEO or Chief Legal Officer.

6. Return of Company Property. Within three days of the Separation Date, Executive shall, to the extent not previously returned or delivered, without copying or retaining any copies: (a) return all equipment, records, files, documents, data, computer programs, programs or other materials and property in Executive’s possession which belong to the Company or any one or more of its affiliates, including, without limitation, all computer access codes, messaging devices, credit cards, cell phones, laptops, computers and related equipment, keys and access cards; and (b) deliver all original and copies of Confidential Information, notes, materials, records, reports, plans, data or other documents, files or programs (whether stored in paper form, computer form, digital form, electronically or otherwise or on Executive’s personal computer or any other media) that relate or refer to (1) the Company or any one or more of its affiliates, or (2) the Company’s or any one or more of its affiliates’ financial information, financial data, financial statements, personnel information, business information, strategies, sales, customers, suppliers, Confidential Information or similar information. Should Executive later discover additional items described or referenced in subsections (a) or (b) above, Executive will promptly notify the Company and return/deliver such items to the Company.

7. Surviving Provisions. Executive and the Company agree that the provisions in Section 9 (Confidentiality and Non-Competition Agreement), Section 10 (Cooperation), Section 11 (Arbitration), and Section 12 (Miscellaneous Provisions) of the Employment Agreement and in Exhibit A (Confidentiality and Non-Competition Agreement) to the Employment Agreement (“Surviving Provisions”) shall survive the termination of Executive’s employment and this Agreement and shall remain in full force and effect as set forth therein.

8. Neutral Reference. The Company agrees to provide a neutral reference regarding Executive’s employment with the Company. The Company shall state only Executive’s position, compensation, Separation Date and that Executive left the Company based on his decision to retire.

9. No Assignment of Claims. Executive represents that Executive has not transferred or assigned, to any person or entity, any claim involving the Company or the Released Parties, or any portion thereof or interest therein. The Parties acknowledge and agree that nothing in this Agreement shall prohibit payment of any amounts due to Executive under this Agreement to Executive’s estate or legal guardian.

10. Binding Effect of Agreement. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors, assigns, executors, administrators, heirs and estates. The Released Parties are third-party beneficiaries of this Agreement.

11. Controlling Law and Venue. This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Texas, without regard to any conflict of law principles. The Company and Executive agree that the language in this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, either of the Parties. To the extent not covered by the arbitration provision in Section 11 of the Employment Agreement, venue of any claim or dispute shall be in a state district court of competent jurisdiction in Dallas County, Texas, or the United States District Court for the Northern District of Texas. Executive submits to personal jurisdiction of such courts and shall not challenge personal jurisdiction of such courts.

12. Waiver of Jury Trial. WITH RESPECT TO ANY DISPUTE BETWEEN EXECUTIVE AND THE COMPANY ARISING OUT OF, IN CONNECTION WITH OR IN ANY WAY RELATED TO THIS AGREEMENT (AND NOT COVERED BY THE ARBITRATION PROVISION IN SECTION 11 OF THE EMPLOYMENT AGREEMENT), EXECUTIVE AGREES TO RESOLVE SUCH DISPUTE(S) BEFORE A JUDGE WITHOUT A JURY. EXECUTIVE HAS KNOWLEDGE OF THIS PROVISION AND AGREES TO HEREBY WAIVE EXECUTIVE’S RIGHT TO TRIAL BY JURY AND AGREES TO HAVE ANY DISPUTE(S) ARISING BETWEEN THE COMPANY AND EXECUTIVE ARISING OUT OF, IN CONNECTION WITH OR IN ANY WAY RELATED TO THIS AGREEMENT RESOLVED BY A JUDGE OF A COMPETENT COURT IN DALLAS COUNTY, TEXAS, OR THE UNITED STATES DISTRICT COURT FOR THE NOTHERN DISTRICT OF TEXAS SITTING WITHOUT A JURY.

13. Severability. Should any provision of this Agreement be declared or determined to be illegal or invalid by any government agency or court of competent jurisdiction, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected, and such provisions shall remain in full force and effect. Upon any finding by any government agency or court of competent jurisdiction that Section 3 above is illegal or invalid, Executive agrees to execute a valid and enforceable general release.

14. Breach of Agreement. In the event Executive breaches any portion, or challenges the enforceability, of this Agreement, Executive (i) forfeits all Severance Benefits except for the amount of $10,000.00, (ii) shall pay the Company an amount equal to all Severance Benefits that have been paid to Executive (or anyone on his behalf) except for the amount of $10,000.00, (iii) pay the Company for all attorneys’ fees, expenses and costs the Company incurs in any action arising out of Executive’s breach of this Agreement or the Surviving Provisions, and (iv) pay the Company for any and all other damages to which the Company may be entitled at law or in equity as a result of a breach of this Agreement or the Surviving Provisions.

15. Knowing and Voluntary Waiver. Executive acknowledges that Executive has had an opportunity to review all aspects of this Agreement, the Company is advising and has advised Executive in writing (i.e., through this Agreement) to consult with an attorney of Executive’s own choosing at Executive’s cost, regarding the effect of this Agreement, Executive has had a reasonable opportunity to do so, and Executive has been represented by counsel in the negotiation and execution of this Agreement.

Executive understands it is Executive’s choice whether or not to enter into this Agreement and that Executive’s decision to do so is voluntary and is made knowingly. Executive acknowledges and understands that this Agreement specifically releases and waives all rights and claims Executive may have under the Age Discrimination in Employment Act (“ADEA”) prior to the date on which Executive signs this Agreement.

16. Time for Consideration. Executive has knowingly and voluntarily entered into this Agreement and acknowledges that Executive has been given a period of 21 days from the date Executive received this Agreement to review and consider this Agreement before executing it. Executive understands that Executive has the right to use as much or as little of the 21-day period as Executive wishes before executing this Agreement. Accordingly, Executive understands Executive may execute this Agreement as soon as Executive wishes to execute it within the 21-day period. The signed Agreement must be returned to the Company, ATTN: Tran Taylor, 6333 State Hwy 161, 6th floor, Irving, TX 75038, before the end of such 21-day period. Executive further understands that Executive may revoke this his agreement to release claims under the ADEA within seven days after signing this Agreement, in which case Executive forfeits all rights to the Severance Benefits and the Company’s obligation to pay the Severance Benefits provided for in Section 2 of this Agreement, except for the amount of $10,000.00, shall be null and void. Revocation is only effective if Executive delivers a written notice of revocation to the Company, ATTN: Tran Taylor, 6333 State Hwy 161, 6th floor, Irving, TX 75038, within seven days after executing the Agreement.

17. No Admission of Liability. This Agreement shall not in any way be construed as an admission by the Company or Executive of any acts of wrongdoing or violation of any statute, law, or legal right. Rather, the Parties specifically deny and disclaim that either has any liability to the other but are willing to enter this Agreement at this time to definitely resolve once and forever this matter and to avoid the costs, expense, and delay of litigation.

18. Entire Agreement. This Agreement and the Surviving Provisions constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof, and fully supersede all prior and contemporaneous negotiations, understandings, representations, writings, discussions and/or agreements between the Parties, whether oral or written, pertaining to or concerning the subject matter of this Agreement, including the Employment Agreement. No oral statements or other prior written material not specifically incorporated into this Agreement, except for the Surviving Provisions, shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated into this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Any amendment to this Agreement must be signed by all Parties to this Agreement.

19. Disclaimer of Reliance. Except for the specific representations expressly made by the Company in this Agreement, Executive specifically disclaims that Executive is relying upon or has relied upon on any communications, promises, statements, inducements, or representation(s) that may have been made, oral or written, regarding the subject matter of this Agreement. The Parties represent that they are relying solely and only on their own judgment in entering into this Agreement.

20. No Waiver. Failure of the Company to exercise and/or delay in exercising any right, power or privilege in this Agreement or the Surviving Provisions shall not operate as a waiver. No waiver of the Company’s rights hereunder shall be effective unless it is in writing and signed by the Company. The Company’s waiver of any provision of the Agreement or the Surviving Provisions shall not constitute (i) a continuing waiver of that provision, or (ii) a waiver of any other provision of this Agreement. Furthermore, no waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.

21. Section 409A. The Company intends that all of the Severance Benefits provided to Executive as described in this Agreement will be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations and guidance issued thereunder (“Section 409A”). However, nothing contained in this Agreement shall be construed as a representation, guarantee or other undertaking on the part of the Company that the Severance Benefits are, or will be found to be, exempt from the requirements of Section 409A. Executive is solely responsible for determining the tax consequences to Executive of any and all payments made pursuant to this Agreement, including, without limitation, any possible tax consequences under Section 409A.

21. Counterparts. This Agreement may be executed by the Parties in multiple counterparts, whether or not all signatories appear on these counterparts (including via electronic signatures and exchange of PDF documents via email), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

PLEASE READ CAREFULLY – THIS AGREEMENT INCLUDES A RELEASE OF CLAIMS, INCLUDING A RELEASE OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. BEFORE SIGNING THIS AGREEMETN, READ IT, AND CAREFULLY CONSIDER IT. IF YOU CHOOSE, DISCUSS THEIS AGREEMENT WITH YOUR ATTORNEY (AT YOUR OWN EXPENSE).

MY SIGNATURE BELOW MEANS THAT I HAVE READ THIS AGREEMENT AND AGREE AND CONSENT TO ALL THE TERMS AND CONDITIONS CONTAINED IN THIS AGREEMENT.

ACCEPTED AND AGREED TO BY:

EXECUTIVE:

/s/ Davinder Athwal______
DAVINDER ATHWAL
Date: December 31, 2019

THE COMPANY:

BLUCORA, INC.

/s/ John S. Clendening______
JOHN S. CLENDENING
Date: January 6, 2020